Exhibit 99.1

NEWS

CONTACTS:		FOR IMMEDIATE RELEASE

Investors

Media

Josh Hirsberg

Robert W. Stewart

702.699.5269

702.699.5043

hirsbergj@parkplace.com	stewartr@parkplace.com

Park Place reports financial results
for third quarter 2003

Las Vegas, October 23, 2003 — Park Place Entertainment Corporation (NYSE: PPE) – which will change its name to Caesars Entertainment, Inc. in January 2004 – today reported financial results for the quarter and nine months ended September 30, 2003.

Third Quarter 2003 Results

In the third quarter of 2003, Park Place reported net income of $48 million, or $0.16 per diluted share. That compares to net income of $40 million, or $0.13 per diluted share, for the third quarter of 2002.

Net income for the year-ago quarter included charges of $10 million related to the cancellation of an energy purchase contract and damage caused to Gulf Coast properties by Tropical Storm Isidore. Excluding those charges and pre-opening expense, adjusted net income for the third quarter of 2002 was $0.16 per diluted share.

Net revenue for the third quarter of 2003 was $1.220 billion, compared to $1.211 billion in the third quarter of 2002. Third quarter EBITDA — earnings before interest, taxes, depreciation and amortization, pre-opening expense and the $10 million in charges — was $284 million, down from $290 million in the year-ago quarter.

First Nine Months 2003 Results

Net income for the first nine months of 2003 was $130 million — or $0.43 per diluted share — including $1 million in pre-opening expense recorded in the first quarter.

That compares to net income before the cumulative effect of the goodwill accounting change of $176 million — or $0.58 per diluted share — for the first three quarters of 2002.

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3930 Howard Hughes Parkway, Las Vegas, Nevada 89109 • 702-699-5008 • FAX 702-699-5098 • www.parkplace.com

Results for the first three quarters of 2002 include an investment gain of $44 million related to the sale of the company’s interests in Jupiters Ltd., an Australian casino company, as well as pre-opening expense and the $10 million in charges.

Including the effect of the accounting change, which was related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” the company reported a net loss of $(803) million, or $(2.64) per diluted share, for the first three quarters of 2002.

Adjusted net income for the nine months ended September 30, 2003 — which excludes the $1 million in pre-opening expense — was $131 million or $0.43 per diluted share. Adjusted net income for the first nine months of 2002 — which excludes the investment gain, pre-opening expense, the $10 million in charges and the effect of the goodwill accounting change — was $144 million, or $0.47 per diluted share.

Net revenue for the first nine months of 2003 was $3.550 billion, compared to $3.546 billion in net revenue reported for the first three quarters of 2002. EBITDA for the first nine months of 2003 was $835 million, compared to $879 million for the year-ago period.

Caesars Palace Drives Results in West

“Higher room rates at all of our Las Vegas properties and an improved performance by Caesars Palace resulted in better third-quarter results in the West, while our Atlantic City properties did better than expected in the face of new competition,” said Park Place President and Chief Executive Officer Wallace R. Barr.

“In the quarter, we also focused on development. We were selected by the Pauma-Yuima Band of Mission Indians to exclusively negotiate agreements to develop and manage a Caesars-branded casino in Southern California. We also submitted applications for new casino licenses in Illinois and Indiana and initiated discussions about a potential new Caesars casino project at the Mall of America in Minnesota,” Barr added.

Third Quarter Highlights

In the third quarter of 2003:

•       The Western Region reported EBITDA of $93 million, up from $87 million in the third quarter of 2002, reflecting increased room rates in Las Vegas. EBITDA margin for the Western region was 18 percent, equal to the 18 percent reported for the year-ago quarter.

•       The Western Region saw improved performance at Caesars Palace, which reported significant increases in gaming volumes, a more normal table hold and a $17 — or nearly 15 percent — increase in revenue per available room (RevPAR). EBITDA at Caesars Palace was $23 million, up from $5 million in the third quarter of 2002.

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•       Eastern Region EBITDA was $130 million, down seven percent from the year ago quarter, but better than expected. The company earlier had predicted an EBITDA decline in Atlantic City of ten to 15 percent because of the opening of the Borgata, the city’s newest casino resort. Eastern Region EBITDA margin was 32 percent, down from 34 percent in the third quarter of 2002.

•       In the Mid-South Region, EBITDA was $63 million, compared to $68 million in the third quarter of 2002. Higher total gaming volumes generally were offset by slightly lower hold percentages. EBITDA margin in the Mid-South was 22 percent, compared to 24 percent in the third quarter of 2002.

•       The company announced plans to change its name to Caesars Entertainment, Inc., effective in January 2004, to better leverage the best-known brand in the gaming industry. The change was overwhelmingly approved by shareholders at a special meeting on September 10.

•       The company paid down an additional $95 million of indebtedness, bringing its total debt to $4.65 billion as of September 30, 2003. Since January 2002, the company has reduced debt balances by approximately $665 million.

•       The “Work Smart” program resulted in reduced expenses in targeted categories of approximately $8 million in the quarter. Since the program was started last year, the company has reduced costs in those categories by about $80 million.

•       The Pauma-Yuima Band of Mission Indians in Southern California chose the company to negotiate development and management agreements for a Caesars-branded casino on tribal lands in northern San Diego County. The location is accessible to millions of people in Los Angeles, Orange, San Diego and Riverside counties.

•       The company submitted applications to acquire casino licenses in the greater Chicago area and in French Lick, Indiana, and initiated preliminary discussions regarding the potential development of a Caesars-branded casino at the Mall of America in Bloomington, Minnesota.

•       The number of Las Vegas room nights sold directly though Park Place web sites rose 20 percent — to nearly 112,000 — compared to the third quarter of 2002. In the quarter, more than 25 percent of all Las Vegas room nights sold to free and independent travelers were sold directly through Park Place web sites.

•       The Connection Card customer loyalty program in Las Vegas and Atlantic City expanded to include Park Place casino resorts in Indiana and Tunica, Gulfport and Biloxi, Mississippi. The Reno Hilton, Caesars Tahoe, Bally’s New Orleans and the Flamingo Laughlin will join the Connection Card program before the end of the year.

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•       The 4,100-seat Colosseum at Caesars Palace was named by Billboard magazine as the top-grossing concert venue in the United States among facilities with fewer than 5,000 seats. Boardwalk Hall in Atlantic City, where Park Place has sponsored the majority of the major concerts over the past two years, headed Billboard’s list of top-grossing arenas in the 10,000 to 15,000-seat category.

•       Celine Dion ended the quarter with her 105th consecutive sold out performance of “A New Day….” at The Colosseum.

•       The company announced plans to build a 949-room hotel tower at Caesars Palace, to be completed in 2005. The project, which will bring total room capacity to nearly 3,400, is the final component of the master plan to renovate Caesars Palace. Work also progressed on the East Casino Connector, set to open late this year; the Roman Plaza, scheduled to open in the summer of 2004; and the 175,000 square-foot expansion of The Forum Shops, with a planned debut in late 2004.

“We showed progress in the quarter on the two financial strategies that we have been emphasizing internally — return on capital and reduced operating expenses,” said Park Place Executive Vice President and Chief Financial Officer Harry C. Hagerty.

“The significant investments we have made at Caesars Palace have led to improved operating earnings there and we hope for more of the same from the additional projects that are underway.

“As for reduced expenses, we are endeavoring to offset the negative effects of increased wages and employee benefits company-wide as well as new taxes in several markets. In fact, the decline in third quarter EBITDA was roughly equivalent to the increase in taxes in Indiana and New Jersey,” Hagerty added.

Western Region

EBITDA in the Western Region was $93 million in the third quarter of 2003, up from $87 million in the third quarter of 2002. Results were driven by improved room rates throughout the region as well as improved gaming volumes and hold percentage at Caesars Palace.

For the region, RevPAR increased more than nine percent from the year-ago quarter, driven largely by higher room rates. However, the positive trend in room rates was offset by generally lower gaming volumes at properties other than Caesars Palace.

At Caesars Palace, third quarter EBITDA was $23 million, up from $5 million for the quarter ended September 30, 2002. Table volume and slot volume increased 14 percent and 12 percent, respectively, while RevPAR rose 15 percent, to $134, due to increases in both rate and occupancy. Table hold improved, rising to a more normal 15 percent from 11 percent in the year-ago quarter. EBITDA margin was 18 percent, compared to five percent for the third quarter of 2002.

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As of September 28, The Colosseum at Caesars Palace had staged 105 of the planned 600 performances of “A New Day….” starring Celine Dion. Each show was sold out. Earlier this week, the company announced that it has signed an exclusive contract with Elton John for 75 performances at The Colosseum over the next three years.

At Paris/Bally’s, third quarter EBITDA was $42 million, down from $47 million for the year-ago quarter. The decline resulted primarily from lower table volumes and a decline in table hold to a more normal 16 percent from 20 percent in the third quarter of 2002. RevPAR rose nine percent from the third quarter of 2002, the result of meaningfully higher rates and slightly lower occupancy. EBITDA margin was 25 percent, compared to 27 percent for the year-ago quarter.

The Flamingo Las Vegas reported second quarter EBITDA of $19 million, down from $21 million in the third quarter of 2002. The results primarily were due to lower slot volume. RevPAR increased 14 percent, driven by a $10 increase in average daily room rates. EBITDA margin was 25 percent, down from 30 percent in the third quarter of 2002.

Other Nevada properties — the Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin — recorded combined EBITDA of $9 million for the third quarter, down from $14 million for the third quarter of 2002.

Eastern Region

EBITDA from Park Place’s three Atlantic City casino resorts and management fees from its Dover Downs slot operation was $130 million, compared to $140 million in the third quarter of 2002. The seven percent decrease in EBITDA was below the ten to 15 percent decline the company had forecast due to the opening of the Borgata in Atlantic City’s Marina district. The principal impact of Borgata on Park Place’s Atlantic City operations has been a reduction in table game volumes. Approximately $2 million of the $10 million year-over-year decline in EBITDA is related to New Jersey tax increases that took effect in July.

EBITDA at Bally’s Atlantic City was $58 million, compared to $62 million for the third quarter of 2002. The decrease primarily was due to an eight percent decline in table volume. Slot volume was essentially even with the year-ago quarter, down less than one percent. EBITDA margin was 32 percent, down one point from 33 percent for the year-ago quarter. Both the 2003 and 2002 figures include results from The Claridge Casino Hotel, which was merged with Bally’s Atlantic City in December 2002.

At Caesars Atlantic City, EBITDA for the second quarter was $50 million, down six percent from the $53 million recorded in the third quarter of 2002. The decline was largely due to a 17 percent decrease in table volume. Slot volume declined two percent. EBITDA margin for Caesars Atlantic City was 36 percent, compared to 37 percent in the third quarter of 2002.

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Earlier this week, the company announced plans to proceed with construction of a $75-million, 3,189-space parking garage adjacent to the Caesars property. Construction is scheduled to begin in January 2004 and end in the second quarter of 2005.

The Atlantic City Hilton produced EBITDA of $20 million for the third quarter, down nine percent from the $22 million reported for the third quarter of 2002. The decrease was due to lower gaming volumes (down seven percent in both tables and slots), somewhat offset by an increase in table hold percentage. EBITDA margin was 25 percent, down from 27 percent in the year-ago quarter.

Mid-South Region

Park Place’s seven casino resorts in Indiana, Mississippi and Louisiana reported third quarter EBITDA of $63 million, down seven percent from the $68 million recorded in the third quarter of 2002. The decline largely was due to new gaming taxes in Indiana.

Caesars Indiana reported third quarter EBITDA of $17 million, down 19 percent from the $21 million recorded in the third quarter of 2002. The decline was attributable primarily to Indiana gaming tax increases. Without the tax increase, EBITDA would have been $22 million, an increase of five percent from the third quarter of 2002.

RevPAR at Caesars Indiana rose nearly 23 percent, to $81, due to significantly higher room rates. EBITDA margin at the property was 22 percent, down from 29 percent in the third quarter of 2002, primarily as a result of the gaming tax increase.

On the Gulf Coast, Grand Casino Biloxi reported EBITDA of $14 million, even with the third quarter of 2002, despite a five percent decline in net revenue. RevPAR increased eight percent, due mostly to higher room rates. EBITDA margin rose to 23 percent from 22 percent in the year-ago quarter. Grand Casino Gulfport posted EBITDA of $11 million, down from $13 million in the third quarter of 2002 as a result of lower slot win. RevPAR rose 12 percent due to higher room rates and occupancy. EBITDA margin was 23 percent, down from 28 percent in the third quarter of 2003.

In northern Mississippi, Grand Casino Tunica reported EBITDA of $11 million, even with the total for the year-ago quarter, despite a two percent decline in net revenue. Overall gaming win improved year-over-year, but was offset by lower RevPAR due to lower room rates and occupancy. EBITDA margin at the Grand Tunica was 21 percent, up from 20 percent in the third quarter of 2002. EBITDA at Park Place’s other Tunica properties was $10 million, even with the year-ago quarter.

International

Park Place’s eight international properties reported combined EBITDA of $15 million, up from $12 million for the quarter ended September 30, 2002.

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Capital Expenditures

The company invested $83 million of capital during the third quarter of 2003. Maintenance expenditures were $61 million and investments in growth projects were $22 million.

In the first nine months of 2003, the company spent $270 million on capital investments. The company currently expects to spend approximately $424 million on capital investments in 2003, largely on maintenance projects throughout the company and on the completion of projects underway at Caesars Palace.

Other Items

Depreciation and Amortization in the third quarter was $114 million, compared to $116 million in the prior year’s quarter.

Corporate expense in the third quarter was $17 million, equal to the amount reported for the third quarter of 2002.

Equity in earnings of unconsolidated affiliates primarily consists of earnings from our share of ownership in Conrad Punta del Este in Uruguay, Caesars Gauteng near Johannesburg, South Africa and Casino Windsor in Windsor, Canada. For the third quarter, this line item was $3 million, equal to the third quarter of 2002.

Net interest expense in the quarter was $83 million, compared to $86 million in the third quarter of 2002. Capitalized interest was $1 million in the third quarter, compared to $3 million in the year-ago quarter. Interest income was $2 million in the quarter, even with the third quarter of 2002.

The effective tax rate in the third quarter was 42.4 percent compared to 43.7 percent in the third quarter of 2002 (before the $10 million in charges and pre-opening expense).

Share repurchases — There were no share repurchases in the quarter.

Balance Sheet

“In the quarter, our credit ratings were lowered one notch by one of the major rating agencies,” said CFO Hagerty. “In view of that, it is important to reiterate our strategy for the use of cash flow.

“Our first priority is the maintenance and enhancement of our existing properties and selected new investment initiatives. The second priority is reduction of debt. The third priority is return of capital to equity holders through share repurchases or dividends. In 2003 to date and for the foreseeable future, uses for property maintenance and enhancement and for debt reduction have and will continue to limit the funds available for share repurchases or dividends,” Hagerty added.

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As of September 30, 2003, the company had a cash balance of $276 million. The company paid down $95 million of indebtedness in the quarter, resulting in total debt of $4.65 billion on September 30, 2003. The company had $1.6 billion available on its credit facilities, subject to covenant restrictions. The number of diluted shares outstanding was 304 million at the end of the third quarter of 2003.

Dividend Policy

The company’s Board of Directors has not changed its policy on the payment of dividends. As described in the company’s Form 10-K for the year ended December 31, 2002, the company currently expects that excess free cash flow will be used to reinvest in our properties and to reduce debt outstanding.

Other Events

The company regularly evaluates its portfolio of assets and has and will continue to consider disposition of assets that, in the company’s view, do not represent the best use of capital. Because the company has received unsolicited offers to purchase certain of its assets, the company recently has formalized a process to solicit and evaluate offers for certain properties. However, no decision has been made on whether to sell any properties and management continues to evaluate the matter.

Guidance

The company is providing the following guidance based on the current regulatory, tax, competitive, economic and geopolitical environment and current expectations for Park Place properties performance. Changes in any of these factors as well as other factors that may or may not be currently known to management will affect this guidance.

Guidance will be revised when management becomes aware that financial results have been affected and reasonably believes that the company will no longer achieve the guidance range outlined below. The guidance for adjusted earnings per share is a non-GAAP financial measure. This measure excludes items considered non-recurring from an operating perspective. In the past, examples of non-recurring items that have not been included in adjusted earnings per share are pre-opening expenses, asset impairments and write-downs, investment gains and losses, contract and litigation settlements and other non-recurring items.

The following guidance reflects the company’s view that EBITDA results in Atlantic City in the fourth quarter are expected to be 15 to 20 percent lower than in the fourth quarter of 2002. Fourth quarter EBITDA in the Western Region is expected to be 15 to 20 percent higher than in the year-ago quarter. In the Mid-South Region, EBITDA is expected to be approximately five percent lower than in the fourth quarter of 2002. It should be noted that the majority of fourth quarter EBITDA traditionally is generated in the last two weeks of the year.

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	Fourth Quarter 2003	Full Year 2003
Adjusted diluted EPS	$0.04 - $0.06	$0.47 - $0.49

Investor Conference Call

Park Place has scheduled an investor conference call for today at 8:00 a.m. PDT (10:00 a.m. CDT and 11:00 a.m. EDT). The call can be accessed by calling 1-877-226-4294 or by visiting the Park Place web site at www.parkplace.com and selecting the Investor tab. International callers should dial 1-706-643-0366. A replay of the conference call is available through October 30, 2003 by calling 1-800-642-1687 or by visiting the Park Place web site. The international replay number is 1-706-645-9291. The replay reservation number for both domestic and international callers is 2908545.

Non-GAAP Financial Measures

Adjusted net income, adjusted earnings per share and EBITDA are non-GAAP measurements. EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries), pre-opening expense, contract termination fee and other, and investment gain.

Adjusted net income, adjusted earnings per share and EBITDA are presented as supplemental disclosures because this is how the company reviews and analyzes its performance. These measures are used widely within the gaming industry as indicators of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Park Place’s calculation of adjusted net income, adjusted earnings per share and EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included schedules in the tables that accompany this release that: 1) Reconcile EBITDA to operating income and net income (loss) and 2) Reconcile net income (loss) to adjusted net income.

About Park Place

Park Place Entertainment Corporation (NYSE: PPE) is one of the world’s leading gaming companies. Park Place owns, manages or has an interest in 29 gaming properties operating under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, 29,000 hotel rooms and 54,000 employees worldwide. The company plans to change its name to Caesars Entertainment, Inc., effective in January 2004.

Additional information on Park Place Entertainment can be accessed through the company’s web site at www.parkplace.com ..

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NOTE: This press release contains “forward-looking statements” within the meaning of the federal securities law, which are intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are “forward-looking statements” for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, EBITDA, free cash flow, statements of management’s plans, objectives or expectations of future economic performance, statements regarding new developments or opportunities, statements of belief, and/or statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company’s future performance are described from time to time in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003. The reports may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial tables follow

PARK PLACE ENTERTAINMENT

Summary Statements of Operations

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net revenue	$1,220	$1,211	$3,550	$3,546

Operating costs and expenses	924	908	2,683	2,641
Depreciation and amortization	114	116	347	352
Pre-opening expense	—	1	1	1
Contract termination fee and other	—	10	—	10
Corporate expense	17	17	51	51
Total costs and expenses	1,055	1,052	3,082	3,055

Equity in earnings of unconsolidated affiliates	3	3	14	20

Operating income	168	162	482	511

Net interest expense	83	86	254	265
Investment gain	—	—	—	(44)

Income before taxes, minority interest and cumulative effect of accounting change	85	76	228	290

Income tax provision	36	34	96	109
Minority interest, net	1	2	2	5

Income before cumulative effect of accounting change	48	40	130	176

Cumulative effect of accounting change - goodwill	—	—	—	(979)

Net income (loss)	$48	$40	$130	$(803)

Basic income (loss) per share
Income before cumulative effect of accounting change	$0.16	$0.13	$0.43	$0.58
Cumulative effect of accounting change - goodwill	—	—	—	(3.24)
Net income (loss)	$0.16	$0.13	$0.43	$(2.66)

Diluted income (loss) per share
Income before cumulative effect of accounting change	$0.16	$0.13	$0.43	$0.58
Cumulative effect of accounting change - goodwill	—	—	—	(3.22)
Net income (loss)	$0.16	$0.13	$0.43	$(2.64)

Weighted average shares outstanding
Basic	302	301	301	302
Diluted	304	303	303	304

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)

(unaudited)

	Three Months Ended Septmeber 30, 2003
	Net Revenue	Operating Income	Deprecia- tion and Amor- tization	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$165	$24	$18	$—	$42
Caesars Palace	125	11	12	—	23
Flamingo Las Vegas	75	13	6	—	19
Las Vegas Hilton	51	(6)	4	—	(2)
Reno Hilton	34	2	2	—	4
Caesars Tahoe	28	2	3	—	5
Flamingo Laughlin	26	—	2	—	2
	504	46	47	—	93
EASTERN REGION
Bally’s Atlantic City	183	41	17	—	58
Caesars Atlantic City	138	39	11	—	50
Atlantic City Hilton	80	15	5	—	20
Dover Downs	2	2	—	—	2
	403	97	33	—	130
MID-SOUTH REGION
Grand Biloxi	60	10	4	—	14
Grand Tunica	53	6	5	—	11
Caesars Indiana	76	9	8	—	17
Grand Gulfport	48	8	3	—	11
Sheraton Tunica	19	4	3	—	7
Belle of Orleans	14	(1)	1	—	—
Bally’s Tunica	16	3	—	—	3
Regional Overhead	—	—	—	—	—
	286	39	24	—	63

INTERNATIONAL and Other	27	5	8	2	15

CORPORATE	—	(19)	2	—	(17)

TOTAL	$1,220	$168	$114	$2	$284

	Three Months Ended September 30, 2002
	Net Revenue	Operating Income	Deprecia- tion and Amor- tization	Pre- opening Expense	Contract termination fee and other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$173	$29	$18	$—	$—	$—	$47
Caesars Palace	99	(6)	11	—	—	—	5
Flamingo Las Vegas	71	15	6	—	—	—	21
Las Vegas Hilton	47	(6)	4	—	—	—	(2)
Reno Hilton	42	3	3	—	—	—	6
Caesars Tahoe	30	4	2	—	—	—	6
Flamingo Laughlin	25	2	2	—	—	—	4
	487	41	46	—	—	—	87
EASTERN REGION
Bally’s Atlantic City	187	46	16	—	—	—	62
Caesars Atlantic City	143	41	12	—	—	—	53
Atlantic City Hilton	81	16	6	—	—	—	22
Dover Downs	3	3	—	—	—	—	3
	414	106	34	—	—	—	140
MID-SOUTH REGION
Grand Biloxi	63	10	4	—	—	—	14
Grand Tunica	54	4	7	—	—	—	11
Caesars Indiana	73	13	7	1	—	—	21
Grand Gulfport	47	10	3	—	—	—	13
Sheraton Tunica	18	3	3	—	—	—	6
Belle of Orleans	15	(1)	1	—	—	—	—
Bally’s Tunica	16	4	—	—	—	—	4
Regional Overhead	—	(1)	—	—	—	—	(1)
	286	42	25	1	—	—	68

INTERNATIONAL and Other	24	1	10	—	—	1	12

CORPORATE	—	(28)	1	—	10	—	(17)

TOTAL	$1,211	$162	$116	$1	$10	$1	$290

PARK PLACE ENTERTAINMENT

Property Operating Information

(Amounts in millions)

(unaudited)

	Nine Months Ended September 30, 2003
	Net Revenue	Operating Income	Deprecia- tion and Amor- tization	Pre- opening Expense	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$488	$66	$53	$—	$—	$119
Caesars Palace	379	43	38	1	—	82
Flamingo Las Vegas	228	50	18	—	—	68
Las Vegas Hilton	159	(6)	13	—	—	7
Reno Hilton	95	1	7	—	—	8
Caesars Tahoe	70	—	8	—	—	8
Flamingo Laughlin	81	5	6	—	—	11
	1,500	159	143	1	—	303
EASTERN REGION
Bally’s Atlantic City	517	103	48	—	—	151
Caesars Atlantic City	390	101	36	—	—	137
Atlantic City Hilton	228	37	16	—	—	53
Dover Downs	4	4	—	—	—	4
	1,139	245	100	—	—	345
MID-SOUTH REGION
Grand Biloxi	170	25	12	—	—	37
Grand Tunica	159	18	18	—	—	36
Caesars Indiana	222	29	24	—	—	53
Grand Gulfport	139	26	9	—	—	35
Sheraton Tunica	57	14	7	—	—	21
Belle of Orleans	44	—	1	—	—	1
Bally’s Tunica	48	10	2	—	—	12
Regional Overhead	—	(2)	—	—	—	(2)
	839	120	73	—	—	193

INTERNATIONAL and Other	72	14	26	—	5	45

CORPORATE	—	(56)	5	—	—	(51)

TOTAL	$3,550	$482	$347	$1	$5	$835

	Nine Months Ended September 30, 2002
	Net Revenue	Operating Income	Deprecia- tion and Amor tization	Pre- opening Expense	Contract termination fee and other	Deprecia- tion from Unconsol- idated Affiliates	EBITDA
WESTERN REGION
Paris/Bally’s	$499	$90	$55	$—	$—	$—	$145
Caesars Palace	340	24	35	—	—	—	59
Flamingo Las Vegas	218	51	19	—	—	—	70
Las Vegas Hilton	161	—	12	—	—	—	12
Reno Hilton	103	3	9	—	—	—	12
Caesars Tahoe	74	4	8	—	—	—	12
Flamingo Laughlin	82	10	6	—	—	—	16
	1,477	182	144	—	—	—	326
EASTERN REGION
Bally’s Atlantic City	526	110	48	—	—	—	158
Caesars Atlantic City	398	100	36	—	—	—	136
Atlantic City Hilton	225	36	18	—	—	—	54
Dover Downs	6	6	—	—	—	—	6
	1,155	252	102	—	—	—	354
MID-SOUTH REGION
Grand Biloxi	178	27	12	—	—	—	39
Grand Tunica	165	13	20	—	—	—	33
Caesars Indiana	208	35	22	1	—	—	58
Grand Gulfport	144	30	9	—	—	—	39
Sheraton Tunica	56	11	8	—	—	—	19
Belle of Orleans	46	—	2	—	—	—	2
Bally’s Tunica	49	11	2	—	—	—	13
Regional Overhead	—	(3)	—	—	—	—	(3)
	846	124	75	1	—	—	200

INTERNATIONAL and Other	68	17	28	—	—	5	50

CORPORATE	—	(64)	3	—	10	—	(51)

TOTAL	$3,546	$511	$352	$1	$10	$5	$879

PARK PLACE ENTERTAINMENT

Property Operating Information

(unaudited)

	Three Months Ended September 30, 2003
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	15.8%	94.9%	$103	$104	$99
Caesars Palace	15.2%	97.0%	$136	$138	$134
Flamingo Las Vegas	16.3%	96.7%	$75	$75	$72
Las Vegas Hilton	16.5%	88.3%	$80	$76	$67
Reno Hilton	16.0%	88.0%	$76	$74	$65
Caesars Tahoe	16.6%	90.2%	$134	$140	$126
Flamingo Laughlin	17.7%	86.4%	$31	$30	$26
	15.7%	92.8%	$89	$89	$83

EASTERN REGION
Bally’s Atlantic City	15.2%	98.4%	$125	$99	$97
Caesars Atlantic City	17.2%	98.8%	$133	$91	$90
Atlantic City Hilton	16.3%	98.6%	$131	$98	$97
	16.1%	98.6%	$128	$96	$95

MID-SOUTH REGION
Grand Biloxi	15.6%	95.9%	$78	$67	$65
Grand Tunica	16.9%	88.5%	$47	$51	$45
Caesars Indiana	16.0%	91.0%	$92	$88	$81
Grand Gulfport	16.3%	91.6%	$79	$70	$65
Sheraton Tunica	14.3%	98.7%	$61	$61	$61
Belle of Orleans	16.7%	n/a	n/a	n/a	n/a
Bally’s Tunica	19.5%	94.5%	$53	$43	$40
	16.2%	91.9%	$69	$64	$59

	Three Months Ended September 30, 2002
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	19.7%	97.5%	$88	$93	$91
Caesars Palace	11.1%	94.1%	$123	$125	$117
Flamingo Las Vegas	14.3%	97.6%	$64	$65	$63
Las Vegas Hilton	12.6%	84.9%	$79	$76	$64
Reno Hilton	17.8%	84.2%	$79	$77	$65
Caesars Tahoe	16.7%	92.0%	$128	$135	$124
Flamingo Laughlin	17.2%	83.8%	$37	$32	$27
	15.1%	92.2%	$82	$83	$76

EASTERN REGION
Bally’s Atlantic City	15.7%	98.7%	$122	$94	$93
Caesars Atlantic City	16.9%	98.9%	$147	$97	$96
Atlantic City Hilton	14.2%	99.5%	$135	$103	$102
	15.8%	99.0%	$130	$97	$96

MID-SOUTH REGION
Grand Biloxi	16.6%	95.5%	$79	$63	$60
Grand Tunica	16.2%	89.9%	$50	$52	$47
Caesars Indiana	17.1%	89.8%	$74	$73	$66
Grand Gulfport	16.0%	87.8%	$71	$66	$58
Sheraton Tunica	16.2%	99.1%	$54	$82	$81
Belle of Orleans	18.3%	n/a	n/a	n/a	n/a
Bally’s Tunica	18.6%	94.0%	$49	$41	$39
	16.7%	91.2%	$65	$61	$56

(1)          APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2)          ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)          RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

PARK PLACE ENTERTAINMENT

Property Operating Information

(unaudited)

	Nine Months Ended September 30, 2003
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	13.6%	94.3%	$108	$109	$103
Caesars Palace	15.4%	94.4%	$148	$146	$138
Flamingo Las Vegas	16.8%	95.3%	$79	$78	$75
Las Vegas Hilton	12.9%	88.1%	$93	$87	$77
Reno Hilton	17.5%	82.2%	$70	$69	$57
Caesars Tahoe	16.1%	87.1%	$120	$126	$110
Flamingo Laughlin	17.5%	86.0%	$32	$30	$26
	15.0%	91.3%	$94	$93	$85

EASTERN REGION
Bally’s Atlantic City	15.6%	97.3%	$99	$85	$83
Caesars Atlantic City	17.5%	98.5%	$117	$90	$88
Atlantic City Hilton	16.3%	95.6%	$108	$90	$86
	16.4%	97.3%	$106	$88	$85

MID-SOUTH REGION
Grand Biloxi	14.5%	97.0%	$72	$64	$62
Grand Tunica	17.9%	84.3%	$49	$51	$43
Caesars Indiana	16.7%	89.5%	$88	$82	$73
Grand Gulfport	15.1%	90.7%	$65	$63	$57
Sheraton Tunica	14.8%	98.1%	$58	$61	$60
Belle of Orleans	17.2%	n/a	n/a	n/a	n/a
Bally’s Tunica	18.9%	91.8%	$49	$40	$37
	16.2%	90.3%	$64	$61	$55

	Nine Months Ended September 30, 2002
	Table Hold %	Occupancy %	APR (1)	ADR (2)	RevPAR (3)
WESTERN REGION
Paris/Bally’s	15.9%	94.6%	$100	$104	$99
Caesars Palace	15.2%	94.1%	$134	$137	$129
Flamingo Las Vegas	15.4%	94.7%	$70	$71	$67
Las Vegas Hilton	14.9%	86.4%	$92	$87	$75
Reno Hilton	19.7%	78.2%	$73	$72	$56
Caesars Tahoe	17.7%	89.4%	$114	$123	$110
Flamingo Laughlin	17.9%	85.0%	$36	$32	$27
	15.8%	90.5%	$89	$90	$81

EASTERN REGION
Bally’s Atlantic City	15.3%	96.9%	$102	$86	$83
Caesars Atlantic City	16.7%	98.4%	$120	$92	$90
Atlantic City Hilton	14.3%	97.6%	$110	$92	$90
	15.6%	97.5%	$108	$89	$87

MID-SOUTH REGION
Grand Biloxi	14.6%	96.9%	$76	$63	$61
Grand Tunica	16.6%	85.5%	$51	$53	$45
Caesars Indiana	17.8%	86.0%	$70	$70	$61
Grand Gulfport	15.9%	91.1%	$65	$62	$57
Sheraton Tunica	17.1%	94.8%	$55	$81	$77
Belle of Orleans	18.2%	n/a	n/a	n/a	n/a
Bally’s Tunica	19.4%	93.4%	$46	$40	$37
	16.4%	90.3%	$63	$60	$54

(1)          APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2)          ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)          RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

PARK PLACE ENTERTAINMENT

Reconciliation of EBITDA to Net Income (Loss)

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

EBITDA(1)	$284	$290	$835	$879
Depreciation and amortization	(114)	(116)	(347)	(352)
Depreciation from unconsolidated subs	(2)	(1)	(5)	(5)
Pre-opening expense	—	(1)	(1)	(1)
Contract termination fee and other	—	(10)	—	(10)

Operating Income	168	162	482	511
Net interest expense	(83)	(86)	(254)	(265)
Investment gain	—	—	—	44
Income tax provision	(36)	(34)	(96)	(109)
Minority interest	(1)	(2)	(2)	(5)
Cumulative effect of accounting change - goodwill	—	—	—	(979)
Net income (loss)	$48	$40	$130	$(803)

Net income (loss) per share
Basic	$0.16	$0.13	$0.43	$(2.66)
Diluted	$0.16	$0.13	$0.43	$(2.64)

Weighted average shares outstanding
Basic	302	301	301	302
Diluted	304	303	303	304

(1)          EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening, contract termination fee and other, and investment gain.

PARK PLACE ENTERTAINMENT

Reconciliation of Net Income (Loss) to Adjusted Net Income

(Amounts in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net income (loss)	$48	$40	$130	$(803)
Adjustments:
Pre-opening expense	—	1	1	1
Contract termination fee and other	—	10	—	10
Investment gain	—	—	—	(44)
Cumulative effect of accounting change - goodwill	—	—	—	979
Income taxes on adjustments	—	(4)	—	1
Adjusted net income	$48	$47	$131	$144

Adjusted net income per share
Basic	$0.16	$0.16	$0.44	$0.48
Diluted	$0.16	$0.16	$0.43	$0.47

Weighted average shares outstanding
Basic	302	301	301	302
Diluted	304	303	303	304